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                                                                    EXHIBIT 99.1

                              COMPANY PRESS RELEASE
            RESTORATION HARDWARE, INC. REPORTS SECOND QUARTER RESULTS


CORTE MADERA, Calif.--(PR NEWSWIRE)--August 22, 2001-- Restoration Hardware, Inc. (Nasdaq: RSTO) today reported its financial results for the thirteen-week quarter and year-to-date period ending August 4, 2001.

Net sales for the second quarter were $74.8 million, an increase of 3.5% from net sales of $72.2 million for the same period a year ago. Comparable store net sales for the second quarter decreased 6.3%. At the end of the quarter, 94 stores were included in the comparable store sales base. Second quarter direct-to-customer sales, which include catalog and Internet, increased 71.6% to $6.7 million from $3.9 million in the second quarter of 2000. Gross margin expressed as a percent of sales decreased to 20.4% in the second quarter of 2001 from 26.3% in the second quarter of 2000, primarily as a result of markdown activity to clear unproductive merchandise. As a result, year-over-year average store inventory decreased 16.7%. Selling, general and administrative expenses remained flat at 32.8% of sales, as compared to the second quarter of 2000.

For the second quarter ended August 4, 2001, the Company incurred a net loss of $6.2 million or $0.26 per share (before preferred stock charges), which compares to a net loss of $3.4 million or $0.20 per share for the quarter ending July 29, 2000. The 2001 second quarter net loss includes non-cash income of $704,000 (after tax effect of $451,000 or $0.02 per share) related to a mark to market of the warrants issued in conjunction with the amendment of the Company's credit facility in September 2000. Additionally, non-cash charges associated with the Company's convertible preferred stock were $1.1 million or $.05 per share, resulting in a net loss available to shareholders for the quarter of $7.3 million or $0.31 per share.

Net sales for the first six months were $142.7 million, an increase of 0.6% from net sales of $141.9 million for the same period a year ago. Comparable store net sales for the six-month period decreased 11.4% compared with the same period a year ago. Sales for the direct-to-customer division for the first six months of 2001 increased 60.4%, to $13.0 million from $8.1 million for the first six months of 2000. Gross margin expressed as a percent of sales decreased to 21.0% in the first six months of 2001 from 25.7% during the same period of 2000. Selling, general and administrative expenses expressed as a percent of sales increased 60 basis points, to 34.1% from 33.5%.

For the first six months ended August 4, 2001, the Company reported a net loss to common shareholders of $16.2 million, or $0.80 per share, as compared to a net loss of $7.7 million, or a loss of $0.45 per share for the six month period ending July 29, 2000. This loss includes a non-cash charge of $773,000 (after tax effect of $495,000 or $0.02 per share) related to a mark to market of the warrants discussed above, and non-cash charges associated with the Company's convertible preferred stock of $2.1 million or $.10 per share.

Gary Friedman, the Company's Chief Executive Officer stated, "The decline in our comparable store sales growth and our gross margin was not unexpected in light of the fact that we are in the process of repositioning the business. While we were pleased with the improvement of our comparable stores sales performance from a decline of 16.7% in the first quarter to a decline of 6.3% in the second quarter, we expect continued pressure on sales and margin throughout the balance of the year. We are optimistic about our merchandising and marketing plans for the holiday season; however, we will not complete the execution of the product repositioning until April of 2002, and do not expect to see significant growth in same store sales until that time."


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"As previously communicated, this will be a year of transition for the Company as we focus on repositioning our merchandise assortment, exiting under performing stores, growing our direct-to-customer business and strengthening our management team."

To date we have aggressively marked down unproductive inventory, closed three stores, accelerated the growth in our direct-to-customer business and filled the following key positions:

     o Executive Vice President and Chief Operating Officer
     o Vice President of Merchandising, Furniture and Lighting
     o Vice President of Product Design
     o Vice President of Visual Merchandising
     o Vice President of Stores
     o Director of Merchandising, Home Furnishings and Textiles
     o Director of Store Operations

As previously announced, during the second quarter the Company closed its Schaumburg, Illinois and Germantown, Tennessee locations. The Company received cash compensation from a third party for these locations, and the closings did not have a material financial impact on the Company's financial condition and results of operations. As of August 4, 2001, the Company operated 104 retail stores in 31 states, the District of Columbia and in Canada. The Company will not be opening any additional stores this fiscal year.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to expectations regarding future comparable store sales growth and related gross margin, the success of our merchandising and marketing plans, the timing of the completion of our product repositioning, plans to open additional stores, the results of strategic initiatives, the anticipated performance of new stores, the impact of competition and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or our achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which we operate, competition for and the availability of sites for new stores, changes in our management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q including those described in "Factors That May Affect Future Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Liquidity and Capital Resources" and in "Business" under the caption "Competition." The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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RESTORATION HARDWARE, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (Unaudited)
(in thousands except per share and store data)



                                                           13 weeks ended              13 weeks ended
                                                      8/04/01      % of Sales      7/29/00     % of Sales

Net Sales                                            $  74,780         100.0%     $  72,247       100.0%

Cost of sales and occupancy                             59,541          79.6%        53,242        73.7%

  Gross profit                                          15,239          20.4%        19,005        26.3%

Selling, general and administrative                     24,492          32.8%        23,663        32.8%

  Loss from operations                                  (9,253)        -12.4%        (4,658)       -6.5%

Interest expense                                          (427)         -0.5%        (1,135)       -1.6%

  Loss before income taxes                              (9,680)        -12.9%        (5,793)       -8.1%

Income tax benefit                                       3,487           4.7%         2,376         3.3%

  Net loss                                           $  (6,193)         -8.2%     $  (3,417)       -4.8%

Charges attributed to convertible Preferred Stock       (1,122)         -1.5%             0         0.0%

Loss available to common stockholders                $  (7,315)         -9.7%     $  (3,417)       -4.8%


Stores open at end of period                               104                           98

Total selling square footage                           682,936                      650,476


Loss per share, basic and diluted                    $   (0.31)                   $   (0.20)


Weighted average shares, basic & diluted                23,557                       17,027



RESTORATION HARDWARE, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(in thousands except per share and store data)



                                                     26 weeks                     26 weeks
                                                       ended                        ended
                                                      8/04/01      % of Sales      7/29/00     % of Sales

Net Sales                                            $ 142,681         100.0%     $ 141,899       100.0%

Cost of sales and occupancy                            112,697          79.0%       105,422        74.3%

  Gross profit                                          29,984          21.0%        36,477        25.7%

Selling, general and administrative                     48,667          34.1%        47,518        33.5%

  Loss from operations                                 (18,683)        -13.1%       (11,041)       -7.8%

Interest expense                                        (3,386)         -2.4%        (2,030)       -1.4%

  Loss before income taxes                             (22,069)        -15.5%       (13,071)       -9.2%

Income tax benefit                                       7,947           5.6%         5,358         3.8%

  Net loss                                           $ (14,122)         -9.9%     $  (7,713)       -5.4%

Charges attributed to convertible Preferred Stock       (2,067)         -1.5%             0         0.0%

Loss available to common stockholders                $ (16,189)        -11.4%     $  (7,713)       -5.4%


Stores open at end of period                               104                           98

Total selling square footage                           682,936                      650,476

Loss per share, basic and diluted                    $   (0.80)                   $   (0.45)


Weighted average shares, basic & diluted                20,327                       16,991


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CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in thousands)


                                                       August 4,       July 29,
                                                         2001            2000
Current assets:

  Cash and cash equivalents                         $    2,603      $    2,408

  Accounts receivable                                    4,187           5,300

  Merchandise inventories                               80,526          88,102

  Prepaid expense and other                              8,879           8,532

  Tax benefit receivable                                 8,899           5,778

    Total current assets                               105,094         110,120

  Property and equipment, net                          105,388         114,216

  Goodwill                                               4,668           4,894

  Other assets                                           7,194           4,022


    Total assets                                    $  222,344       $ 233,252


Current liabilities:

  Accounts payable and accrued expenses             $   37,113       $  51,063

  Revolving line of credit and short term debt               3               3

  Current portion of deferred lease incentives           4,530           4,030

  Other current liabilities                              7,573           5,371

    Total current liabilities                           49,219          60,467

  Long-term debt                                         1,356             300

  Long-term line of credit                              14,842          49,062

  Long-term portion of deferred lease incentives        39,371          38,418

  Deferred rent                                         11,784           9,485

    Total liabilities                                  116,572         157,732


Series A redeemable preferred stock                     14,170               0


Common stock                                           124,366          94,697

Shareholder loan                                        (2,050)              0

Accumulated deficit                                    (30,714)        (19,177)


Total liabilities and stockholders' equity          $  222,344       $ 233,252




Contact:

Restoration Hardware, Inc.
Gary Friedman
Chief Executive Officer
(415) 924-1005
(415) 927-7083 Fax